EXHIBIT 99.3

Risk Factors

         We do business in a very difficult economic environment.

We and others in the electronic and component industry have for the past several years experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals, and introduction of fewer new products. This decline is primarily attributable to a slowing of growth in the telecommunications and networking markets. This slowdown may continue and may become more pronounced. The current economic environment, as well as recessionary trends in the global economy, makes it more difficult for us to predict our future sales, which also makes it more difficult to manage our operations, and could adversely impact our results of operations.

         We do business in a highly competitive industry

Our business is highly competitive worldwide, with relatively low barriers to competitive entry. We compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronic components industry has become increasingly concentrated and globalized in recent years and our major competitors, some of which are larger than us, have significant financial resources and technological capabilities.

         Our backlog figures may not be reliable indicators.

Many of the orders that comprise our backlog may be canceled by customers without penalty. Customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. Customers often cancel orders when business is weak and inventories are excessive. Therefore, we cannot be certain the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Our results of operations could be adversely impacted if customers cancel a material portion of orders in our backlog.

         There are substantial pressures on us to lower our prices.

The average selling prices for our products tend to decrease rapidly over their life cycle, and customers are increasing pressure on suppliers to lower prices. Our profits will suffer if we are not able to reduce our costs of production as sales prices decline.


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         We are dependent on an ability to develop new products.

         Our future operating results are dependent, in part, on our ability to develop, produce and market new and more technologically advanced products. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to timely develop and bring to market new products and applications to meet customers' changing needs.

         Our acquisitions may not produce the anticipated results.

         A significant portion of our recent growth is from acquisitions. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that acquisitions we complete will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our other businesses, our results of operations, enterprise value, market value and prospects could all be materially and adversely affected.

         If our acquisitions fail to perform up to our expectations, or as the value of goodwill decreases, we could be required to record a loss from the impairment of the asset. Integration of new acquisitions into our consolidated operations may result in lower average operating results for the group as a whole.

         Our strategy also focuses on the reduction of selling, general and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies. Our inability to achieve these goals could have an adverse effect on our results of operations.

         We intend to continue to seek additional acquisition candidates, although we cannot predict when or if we will make any additional acquisitions, and what the impact of any such acquisitions may have on our financial performance. If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. Under our existing credit facility, we are required to obtain our lenders' consent for certain additional debt financing, to comply with other covenants including the application of specific financial ratios, and may be restricted from paying cash dividends on our capital stock. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms when required. If we were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

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         We may be impacted by our competitors' overcapacity

         Any drop in demand or increase in supply of our products due to the overcapacity of our competitors could cause a dramatic drop in our average sales prices causing a decrease in our gross margins.

         We are exposed to weaknesses in international markets, including the weaknesses associated with the SARs epidemic.

         We have operations in six countries around the world outside the United States, and approximately 73% of our revenues during 2002 were derived from sales to customers outside the United States. Some of the countries in which we operate have in the past experienced and may continue to experience political, economic, medical epidemic and military instability or unrest. These conditions could have an adverse impact on our ability to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect our overall financial condition and operating results. In particular, current medical epidemic conditions in the Far East could adversely affect our business operations there and elsewhere.

         Although our operations have traditionally been largely transacted in US dollars or US dollar linked currencies, recent world financial instability and recent acquisitions in the Dominican Republic, Mexico, Germany, the United Kingdom, Hong Kong and The Peoples' Republic of China may cause additional foreign currency risks.

         Other risks inherent in doing trade internationally include; expropriation and nationalization, trade restrictions, transportation delays, and changes in US laws that may inhibit or restrict our ability to manufacture in or sell to any particular country.

         We continue to benefit from favorable tax treatment in many of the countries where we operate. The benefits we currently enjoy could change if laws or rules in the United States or those foreign jurisdictions change, incentives are changed or revoked, or we are unable to renew current incentives.

         We may experience labor unrest.

         As we implement transfers of certain of our operations, we may experience strikes or other types of labor unrest as a result of lay-offs or termination of employees in higher labor cost countries.

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         We rely upon our ability to procure high quality raw materials at cost-effective prices.

         Our results of operations may be adversely impacted by difficulties in obtaining raw materials, supplies, power, natural resources and any other items needed for the production of our products, as well as by the effects of quality deviations in raw materials and the effects of significant fluctuations in the prices on existing inventories and purchase commitments for these materials.

         As product life cycles shorten and during periods of market slowdowns, the risk of material obsolescence increases and this may adversely impact our financial results.

         Our results of operations may be adversely impacted by environmental regulations.

         Our manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in our manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of our processes, products or packaging, restrictions on the use of certain materials in or on design aspects of our products or product packaging and responsibility for disposal of products or product packaging. More stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any such future regulations might require, or the cost of compliance with these regulations.

         Our results may vary substantially from period to period.

         Our revenues may vary significantly from one accounting period to another accounting period due to a variety of factors, including customers' buying decisions, our product mix and general market and economic conditions. Such variations could significantly impact our stock price.